Exhibit 99.1

For Immediate Release

AMERICA’S CAR-MART ANNOUNCES INCREASE IN CREDIT FACILITY

Bentonville, Arkansas (May 2, 2006) - America’s Car-Mart, Inc. (NASDAQ NMS: CRMT) today announced that it has increased its total credit facility with a group of lenders to $60 million from $50 million. The increase is represented by a $10 million, 7.33% Term Loan with principal and interest payable in 120 consecutive and substantially equal monthly installments beginning June 1, 2006.

Commenting on the increase, T. J. (“Skip”) Falgout, III, Chairman and Chief Executive Officer of America’s Car Mart, remarked that, “The new Term Loan not only increased our total credit facility by $10 million, but also allowed us to fix the rate on a portion of our financing and make that portion immune to fluctuations in short-term interest rates. Proceeds from the Term Loan were used to pay down borrowings on the revolving credit facilities.”

“Car-Mart has increased and realigned its capital structure so that, in combination with our internally generated cash flow, we will have adequate liquidity to support our growth for the foreseeable future,” added Mr. Falgout. “We will continue to seek and evaluate opportunities to increase and expand certain of our existing dealerships and to continue opening 10-12 new dealerships per year going forward.”

About America’s Car-Mart

America’s Car-Mart operates 85 automotive dealerships in eight states and is the largest publicly-held automotive retailer in the United States focused exclusively on the “Buy Here/Pay Here” segment of the used car market. The Company operates its dealerships primarily in small cities throughout the South-Central United States, selling quality used vehicles and providing financing for substantially all of its customers.

Included herein are forward-looking statements, including statements with respect to opening new dealerships. There are many factors that affect management's view about expansion plans. These factors involve risks and uncertainties that could cause actual results to differ materially from management's present view. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contacts:	T.J. (“Skip”) Falgout, III, CEO, at (972) 717-3423 or Jeffrey A. Williams, CFO at (479) 464-9944 or J. Todd Atenhan, Investor Relations at (888) 917-5109